EXHIBIT 4(I)

Teachers Insurance and Annuity Association of America
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

TIAA Non-Qualified Deferred Annuity Contract

Annuitant: [John D. Professor] Contract Number: [DA-0000-01] Date of Issue: [01-01-2009]

This is a contract between the Owner (as identified in Part A: Data) and us, Teachers Insurance and Annuity Association of America (TIAA). PLEASE READ YOUR CONTRACT. IT IS IMPORTANT.

GENERAL DESCRIPTION
You may allocate your TIAA premiums between the Traditional Annuity and the Real Estate Account.
Traditional Annuity. Each premium allocated to the Traditional Annuity purchases a definite amount of lifetime income for you, based on the rate schedule in effect for your contract at the time the premium is paid. Your Traditional Annuity accumulation will be credited with a guaranteed interest rate, and may also be credited with additional amounts declared by TIAA.
Real Estate Account. Each premium allocated to the Real Estate Account purchases a number of accumulation units. Your Real Estate Account accumulation is not guaranteed, and may increase or decrease depending on investment results. The Real Estate Account separate account charge is guaranteed not to exceed 2.50% per year of net assets.
You may withdraw all or part of your accumulation before your contract’s maturity date. You may transfer between your Traditional Annuity accumulation and your Real Estate Account accumulation, or from either of those accumulations to your companion CREF certificate. Withdrawals and transfers from the Traditional Annuity are subject to the surrender charges, if any, specified in your contract’s rate schedule. TIAA can establish new rate schedules in the future, but any such changes will not affect benefits purchased before the change.
When you are ready to start receiving your income, you may choose an option from among those described in your contract. If you die before your contract’s maturity date, your accumulation will provide a death benefit for your beneficiaries.
30-Day Right to Examine Your Contract. You have 30 days from the day you receive this contract to examine it and to cancel it if you decide not to keep it. If you decide to cancel this contract, send it and your request to TIAA at the address shown above or to the agent who delivered it to you. Upon receipt of such request, TIAA will refund all premiums allocated to the Traditional Annuity and the accumulated value of all premiums allocated to the Real Estate Account as of the date you mailed or delivered your request to us. Any premium taxes and expense charges deducted from premiums will also be refunded. As of that date, the contract will then be void and no benefits will be provided under it. If this contract was issued as a result of a transfer from another contract or certificate issued by TIAA or CREF, the refund will be reinstated in such contract or certificate as of the date of cancellation.
If the Owner is an Individual Retirement Account Trust, this contract cannot be assigned. This contract does not provide for loans.
If you have any questions about your contract or need help to resolve a problem, you can contact us at the address or phone number above.

Individual Flexible Premium Deferred Annuity
Fixed and Variable Accumulations Nonparticipating

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Your TIAA Non-Qualified Deferred Annuity Contract

INDEX OF PROVISIONS

Section
Accumulation

Accumulation Unit
- Definition ......................................... 33
- Number of ........................................ 36
Additional Amounts - Definition .............. 32
Amendment - Right to Amend .................. 78
Annuity Starting Date
- Change of ......................................... 37
- Definition ........................................... 2
Assignment - Void and of No Effect ........ 68
Benefits
- Based on Incorrect Data ................... 74
- Requests for ...................................... 82
Business Day ............................................... 4
Change of Ownership……………………81
Claims of Creditors - Protection Against .. 70
Commuted Value ........................................ 5
Companion CREF Certificate ................... 25
Conformity with IIPRC Standards ............ 76
Contract ..................................................... 23
- Contestability ................................... 24
- Protection against Termination

Death Benefit
- Amount of Payments ........................ 44
- Beneficiaries ....................................... 3
- Naming ........................................ 42
- Definition ........................................... 6
- Methods of Payment ........................ 43
- Payment ............................................ 41
- After Death of a Beneficiary ........ 45

Distribution Requirements
- Application ..................................... 58
- Death of Owner before start ........ 59
- Death of Owner on or after start ..... 60
Elections and Changes - Procedure ........... 80
Errors, Premium Received in Error ........... 79
Exclusive Benefit ...................................... 69
Funding Vehicle .......................................... 7
General Account ......................................... 8
Income Benefit
- Amount of Payments ........................ 40
- Definition ........................................... 9
- Guaranteed Period ............................ 39

Section
- Options ................................................ 38
- Starting Payments ................................ 37
Internal Transfers
- Amount ................................................ 47
- Availability .......................................... 46
- Crediting .............................................. 50
- Definition ............................................. 11
- Effective Date ...................................... 48
- Restrictions .......................................... 51
- Systematic ............................................ 49
IRA .............................................................. 10
IRC .............................................................. 12
Laws and Regulations - Compliance with .... 77
Loans Not Available ..................................... 67
Lump-sum Benefit
- Amount of ............................................ 55
- Availability of ...................................... 52
- Definition ............................................. 13
- Effective Date ...................................... 53
- Payment of ........................................... 54
- Systematic Withdrawals ...................... 56
- to Pay Financial Advisor Fees ............. 57
Maturity Date ................................................ 14
Non-Forfeiture of Benefits ........................... 71
Non-Natural Owner ……………………… 61
Ownership ..................................................... 66
Payee ............................................................. 15
Payment to an Estate, Trustee, etc. ............... 72
Premiums
- Allocation ............................................ 27
- Definition ............................................. 26
- Taxes .................................................... 28
Proof of Survival .......................................... 75
Rate Schedule
- Change of ............................................. 83
- Definition ............................................. 16
Real Estate Account - Deletion of ................ 64
Report of Accumulation ............................... 65
Second Annuitant ......................................... 17
Separate Account
- Charge .................................................. 35
- Definition ............................................. 18
- Insulation of ......................................... 62
- Minimum Benefits………………….. 63
Service of Process upon TIAA ..................... 73
Surrender Charge .......................................... 19
Traditional Annuity ...................................... 20
Valuation Day ............................................... 21
Valuation Period ........................................... 22

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Your TIAA Non-Qualified Deferred Annuity Contract

PART A: DATA

Owner: [ABC Trust Company for the benefit of John D. Professor]
Annuitant: [John D. Professor]
Social Security Number: [xxx-xx-xxxx]
Date of Birth: [12-20-1952]
Issue Date: [01-01-2009]
Annuity Starting Date: [01-01-2018]
Contract Number: [DA-0000-01]
Companion CREF Certificate Number: [Mxxxxxx-x]
Initial Premium: [$xx,xxx.xx]

Each premium must be at least [$100]. TIAA reserves the right to limit to [$300,000], or an another amount established by TIAA and applied on a basis that is not unfairly discriminatory, the total premiums paid on this contract and any other TIAA annuity contract on your life in any twelve-month period. For any additional restrictions and limitations, see Sections 26 and 27.

[Certain surrenders, transfers and rollovers are subject to a surrender charge of: [0%].
See Section 83 and the Rate Schedule.]

Or

[Certain surrenders, transfers and rollovers are subject to a surrender charge of:
Year 1: [0]
Year 2: [0]
Year 3: [0]
Year 4: [0]
Year 5: [0]
Year 6: [0]
Year 7: [0]
Years 8+: [0]
See Section 83 and the Rate Schedule.]

The minimum Traditional Annuity accumulation interest rate is determined in accordance with the rate schedule. The initial minimum Traditional Annuity accumulation interest rate is [1.00%]. Such interest rate will be reset periodically. The mortality table used is the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C). See Section 83 and the Rate Schedule.

The Rate Schedule is subject to change. See Section 83.

[The only variable account currently available under this contract is the Real Estate Account.]

The Real Estate Account separate account charge is guaranteed not to exceed 2.50% per year of net assets.

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PART B: TERMS USED IN THIS CONTRACT

1. Your accumulation is equal to the sum of your Traditional Annuity accumulation as described in Part D and your Real Estate Account accumulation as described in Part E. Your accumulation will provide the benefits described in your contract.

2. Your annuity starting date is the date you first begin to receive income benefits from your accumulation under IRC 72(c)(4). Your scheduled annuity starting date is shown on page 3. You may change your annuity starting date, provided that it not be later than the first day of the month in which you attain age [90], or another later date established by TIAA and applied on a basis that is not unfairly discriminatory.

3. Beneficiaries are persons or entities you name, in a form satisfactory to TIAA as explained in section 42, to receive the death benefit if you die before the contract’s maturity date.

4. A business day is any day that the New York Stock Exchange, or its’ successors, is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on such exchange, if different.

Notwithstanding any other provision in your contract, no transaction available to you may be made effective on a day that is not a business day, except as follows: when a business day is the last day of a calendar month, annuity income payments and annuity death benefit payment methods may begin on the next day even when it is a non-business day.

5. The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments that are not contingent upon the survival of an annuitant. It is less than the total of those payments, because future interest, included when computing the series of payments, will not be earned if payment is to be made in one sum. The commuted value of future payments is therefore the sum of those payments less the interest from the date of commutation to the date each payment would have been made. The same interest rate or rates used in computing the benefit payments will be used to determine the commuted value.

6. The death benefit is the current value of your accumulation. It will be paid to the beneficiaries under one of the methods set forth in Part G if you die before your contract’s maturity date.

7. A funding vehicle is an annuity, investment fund or bank product established to provide retirement benefits from monies remitted under an employer plan or IRA.

8. The general account consists of all of TIAA’s assets other than those in separate accounts.

9. An income benefit is a periodic amount payable to you under one of the income options set forth in Part F.

10. An Individual Retirement Account is a trust or custodial account as described in IRC sections 408 and 408A.

11. An internal transfer is the movement of accumulations between your Traditional Annuity accumulation and your Real Estate Account accumulation, or between this contract and its companion CREF certificate. The provisions concerning internal transfers are set forth in Part H.

12. The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provisions.

13. A lump-sum benefit is a withdrawal in a single sum of all or part of your accumulation. The provisions concerning lump-sum benefits are set forth in Part I.

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14. Your contract’s maturity date is the date as of which all accumulations under the contract have been distributed or used to provide annuity benefits. As of the maturity date, all of TIAA’s obligations under this contract will have been satisfied.

15. The payee is a person or entity named to receive any periodic payments or amounts due under an income option or method of payment of the death benefit, as explained in sections 39 and 44.

16. The rate schedule sets forth the bases for computing the Traditional Annuity accumulation and any benefits and distributions arising from it. To the extent permitted by law, TIAA may change the rate schedule for amounts applied after the change, as explained in section 83.

17. The second annuitant is the person you name, if you choose to receive income under a two-life annuity, to receive an income for life if he or she survives you. You may name any person eligible under TIAA’s practices then in effect, to be a second annuitant.

18. Separate account. All premiums and internal transfers credited to the Real Estate Account become part of a separate account. The Real Estate Account is designated as VA-2 and was established by TIAA in accordance with New York law to provide benefits under this contract and other contracts. The assets and liabilities of separate account VA-2 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account.

19. A surrender charge will be assessed against the portion of your Traditional Annuity accumulation withdrawn or transferred to provide any lump-sum benefit, internal transfer, or rollover, as shown in the rate schedule.

20. The Traditional Annuity refers to the guaranteed annuity benefits under your contract. Each premium and internal transfer allocated to the Traditional Annuity under your contract purchases a definite amount of lifetime income for you, based on the rate schedule in effect for your contract at the time the premium is paid.

21. A valuation day is any business day. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Separate Account(s) are principally traded.

22. A valuation period is the time from the end of a valuation day to the end of the next valuation day.

PART C: CONTRACT AND PREMIUMS

23. The contract. This document (and any endorsements and amendments to it) is the entire contract between you and TIAA. We have issued this contract in return for the first premium. Any endorsement or amendment of this contract, waiver of any of its provisions or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.

24. Contestability. The contract is incontestable.

25. Companion CREF certificate. The College Retirement Equities Fund (CREF) is a companion organization to TIAA. CREF issued a companion CREF Non-Qualified Deferred Annuity Certificate to you when you received this contract. The certificate number is shown on page 3.

26. Premiums. Each premium must be at least [$100]. Premiums include any transfers, other than internal transfers, to this contract from other funding vehicles. Premiums may be stopped at any time without notice to TIAA and then resumed without payment of any past due premium or penalty of any kind.

TIAA reserves the right to limit to [$300,000], or an another amount established by TIAA and applied on a basis that is not unfairly discriminatory, the total premiums paid on this contract and any other TIAA annuity contract on your life in any twelve-month period. TIAA will not accept premiums paid on your behalf after your contract’s

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maturity date or prior death. Premiums will be credited to your contract as of the end of the business day in which they are received by TIAA at the location that TIAA will designate by prior written notice.

27. Allocation of premiums. You allocate premiums between the Traditional Annuity and the Real Estate Account. If you allocate premiums to the Traditional Annuity, they increase your Traditional Annuity accumulation. If you allocate premiums to the Real Estate Account, they purchase accumulation units in the Real Estate Account. You may change your allocation for future premiums at any time. We will allocate your premiums according to the most recent valid instructions we have received from you in a form acceptable to TIAA. If we have not received valid instructions from you, all premiums will be allocated to the CREF Money Market Account under your companion CREF certificate.

TIAA may stop accepting premiums to the Traditional Annuity or the Real Estate Account at any time.

28. Premium taxes. If premium taxes are incurred, they will be deducted from your contract accumulation, to the extent permitted by law.

29. Protection against contract termination or forfeiture. At any time, if

A) no premiums have been paid on this contract for a period of two years, and
B) the amount of monthly income benefit that would be provided by your accumulation under the one-life annuity option as of your latest allowable annuity starting date as described in section 2 would be less than $20, then we have the right to pay you your accumulation and terminate this contract. Otherwise, your rights under the contract will remain in force.

30. Substitute contract. TIAA reserves the right to stop accepting premiums under this contract after we have given you [90] days’ notice, but only if:

A) at the same time, we stop accepting premiums to all other contracts written on this contract form and delivered in the jurisdiction shown on page 3;
B) premiums are accepted under a new TIAA deferred annuity contract issued without an application, to be effective with the first premium paid for it; and
C) the new contract has the same annuity starting date, beneficiaries, income options and methods of benefit payment as those under this contract at the time of substitution.

PART D: TRADITIONAL ANNUITY ACCUMULATION

31. Your Traditional Annuity accumulation is equal to:

A) all premiums allocated to the Traditional Annuity under your contract; plus
B) interest credited at the guaranteed interest rate set forth in the rate schedule; plus
C) any additional amounts credited to the Traditional Annuity under your contract; plus
D) any internal transfers to the Traditional Annuity under your contract; less
E) any premium taxes incurred by TIAA for your Traditional Annuity accumulation; less
F) the amount of any lump-sum benefits, rollovers, internal transfers, and any required minimum distributions paid from the Traditional Annuity; less
G) any charges for expenses and contingencies set forth in the rate schedule; less
H) any amount applied to provide annuity income or death benefits; less
I) any surrender charge assessed.

32. Additional amounts. TIAA may credit additional amounts to your Traditional Annuity accumulation. TIAA does not guarantee that there will be additional amounts. TIAA will determine at least annually if additional amounts will be credited. Additional amounts may also be paid with any Traditional Annuity benefits payable to you or your beneficiaries.

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Any additional amounts credited to your Traditional Annuity accumulation will be credited under a schedule of additional amount rates declared by TIAA. For a Traditional Annuity accumulation in force as of the effective date of such a schedule, the additional amount rates will not be modified for a period of twelve months following the schedule’s effective date. For any premiums and internal transfers applied to the Traditional Annuity during the twelve-month period described in the preceding sentence, TIAA may declare additional amounts at rates which remain in effect through the end of such twelve-month period. Thereafter, any additional amount rates declared for such premiums and internal transfers will remain in effect for periods of twelve months or more.

PART E: REAL ESTATE ACCOUNT ACCUMULATION AND UNITS

33. Accumulation unit. The value of an accumulation unit as of the end of each valuation day is determined by dividing A) the value of the account’s accumulation fund as of the end of the valuation day by B) the total number of accumulation units in the account outstanding as of the end of the valuation day. The value of the Real Estate Account’s accumulation fund and the total number of accumulation units does not include the impact of units added or subtracted as of that valuation day. The Real Estate Account’s accumulation fund equals the portion of the account's total net assets allocated to unitholders in the accumulation period. The value of the Real Estate Account’s accumulation fund at the end of a valuation day equals the corresponding value at the end of the previous valuation day, increased by amounts added to the fund during the current period and reduced by amounts withdrawn from the fund during the current period. These changes include the increase by the allocated portion of the current period's net investment income and capital gains and the decrease by the allocated portion of the current period's capital losses and separate account charges incurred since the previous valuation day. This allocated portion is determined in accordance with the proportion of the account’s accumulation fund relative to the account’s total net assets as of the end of the previous valuation day as adjusted for additions to and withdrawals from each fund as of the beginning of the current period.

34. Your Real Estate Account accumulation is equal to the number of accumulation units you own multiplied by the value of one accumulation unit. Real Estate Account accumulations are variable and are not guaranteed; they may increase or decrease depending on investment results.

35. The separate account charge covers mortality and expense risk, liquidity risk, and administrative and investment advisory services. TIAA, at its discretion, can increase or decrease the separate account charge. The separate account charge is guaranteed not to exceed 2.50% per year of net assets.

36. Number of accumulation units. Each premium and each internal transfer applied to the Real Estate Account on your behalf purchases a number of accumulation units equal to the amount of the premium or internal transfer divided by the value of one accumulation unit as of the end of the business day in which the premium or internal transfer is credited. The number of accumulation units under your contract will be decreased by any premium taxes incurred by TIAA for your Real Estate Account accumulation and by the application of any accumulation units to any benefits, internal transfers, or any required minimum distributions paid from the Real Estate Account accumulation under your contract. Such transactions will decrease the number of accumulation units under your contract by an amount equal to the dollar value of the transaction divided by the value of one accumulation unit as of the end of the valuation day on which the transaction becomes effective.

PART F: INCOME BENEFITS

37. Starting income benefits. An income benefit will be effective and payment will begin as of the date you have chosen, if you are then living and:
A) you have chosen one of the income options set forth in section 38; and
B) if you choose a one-life annuity, we have received proof of your age; and
C) if you choose a two-life annuity, we have received proof of your age and the age of the second annuitant.
You may not begin a one-life annuity after you attain age [90], nor may you begin a two-life annuity after you or the second annuitant attains age [90].
At any time before you start to receive an income benefit, you may change the effective date for that income benefit to a date after the change, by written notice to TIAA as explained in section 80.

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38. Income options are the ways in which you may have income benefits paid to you. The income options are available from your Traditional Annuity accumulation only. You can transfer some or all of your Real Estate Account accumulation to your Traditional Annuity accumulation to receive benefits under an income option available from the Traditional Annuity. Also, you may transfer some or all of your Real Estate Account accumulation to your companion CREF certificate, as described in section 47, to receive benefits under an income option available under that certificate.

You may change your choice of income option any time before payments begin, but once they have begun under an income option, the election to begin receiving benefits is irrevocable and no change can be made. Any choice of option or change of such choice must be made by written notice to TIAA as explained in section 80.
Your right to elect an option or change such election is subject to the distribution requirements described in Part J and may be limited in accordance with section 78. The availability of certain income options may be restricted by the IRC.
The following are the income options from which you may choose. All of them provide an income for you, some provide that payments will continue for the lifetime of a second annuitant and some provide that payments will continue in any event during a guaranteed period as explained in section 39. The periodic amount paid to you or a surviving second annuitant depends on which of these options you choose.

One-life annuity. A payment will be made to you each month for as long as you live. You may include a guaranteed period of 10 or 20 years. If you do not include a guaranteed period, all payments will cease at your death. If you include a guaranteed period and you die before the end of that period, monthly payments will continue until the end of that period and then cease.

Two-life annuity. A payment will be made to you each month for as long as you live. After your death, a payment will be made each month to the second annuitant you have named, for as long as he or she survives you. You cannot change your choice of second annuitant after your payments begin. You may include a guaranteed period of 10 or 20 years. If you do not include a guaranteed period, all payments will cease when you and the second annuitant have both died. You may choose from among the following forms of two-life annuity.

Full benefit to survivor. At the death of either you or the second annuitant, the full amount of the monthly payments that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and the second annuitant both die before the end of the period chosen, the full amount of the monthly payments that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

Three-quarters benefit to the survivor. At the death of either you or the second annuitant, three-quarters of the amount of the monthly payments that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and the second annuitant both die before the end of the period chosen, three-quarters of the amount of the monthly payments that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

Two-thirds benefit to survivor. At the death of either you or the second annuitant, two-thirds of the monthly payments that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and the second annuitant both die before the end of the period chosen, two-thirds of the monthly payments that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

Half benefit to second annuitant. The full monthly income will continue to be paid as long as you live. After your death, if the second annuitant survives you, one-half of the monthly payments that would have been paid if you had lived will continue to be paid to the second annuitant. If you include a guaranteed period and you and the second annuitant both die before the end of the period chosen, one-half of the monthly payments that would have been paid if you had lived will continue to be paid until the end of that period and then cease.

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Automatic election provision. If on an annuity starting date, you have not met the requirements for starting income benefits as described in section 37, you will be deemed to have chosen a one-life annuity with a 10-year guaranteed period, if allowed under federal tax law.

39. Post-death payments during a guaranteed period. Any periodic payments or other amounts remaining due after your death and the death of the second annuitant, if any, during a guaranteed period will be paid to the payee named to receive them. You name the payee at the time you choose the income option, as described in section 80. You may later change the named payee. If you choose a two-life annuity, the surviving second annuitant may change the named payees after your death, unless you direct otherwise.

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless you direct otherwise. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to your estate, or to the estate of the last survivor of you and the second annuitant if you chose a two-life annuity.
If a payee receiving payments during a guaranteed period option dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that you (or the second annuitant) had named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

40. The amount of periodic income benefit will be determined as of the effective date for the income benefit by:
A) the amount of your Traditional Annuity accumulation applied to provide the income benefit;
B) the rate schedule or schedules under which any premiums and internal transfers were applied to your Traditional Annuity accumulation;
C) the income option you choose;
D) if you choose a one-life annuity, your age; and
E) if you choose a two-life annuity, your age and your second annuitant’s age.
If your income benefit would be less than [$100] per payment, TIAA will have the right to change to quarterly, semi-annual or annual payments, whichever will result in payments of [$100] or more and the shortest interval between payments. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the portion applied to provide the income benefit chosen will be allocated among the parts on a pro-rata basis.

PART G: DEATH BENEFIT
41. Payment of the death benefit. If you die before your contract’s maturity date, the death benefit will be payable to the beneficiaries. We must receive the following, in a form acceptable to TIAA, before any death benefit will be paid:
A) proof of your death;
B) the choice of a method of payment as provided in section 43; and
C) proof of the beneficiary’s age if the method of payment chosen is the one-life annuity.

Payment under the single-sum payment method will be made effective as of the date we receive these items; payment under the one-life annuity method of payment will be effective and begin no later than the first day of the month after we have received these items.
Upon receipt of proof of your death, we will divide your accumulation into as many portions as there are validly designated beneficiaries for your contract. If different rate schedules apply to different parts of your Traditional Annuity accumulation, the resulting portions will be allocated among the parts on a pro-rata basis. Each validly designated beneficiary will then have the right to make elections available under this contract in connection with his or her portion of the accumulation.

42. Naming your beneficiaries. Beneficiaries are persons or entities you name to receive the death benefit if you die before the contract’s maturity date. At any time before the contract’s maturity date, you may name, change, add, or delete your beneficiaries, by written notice to TIAA, as explained in section 82.

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You can name two classes of beneficiaries, primary and contingent, which set the order of payment. At your death, your beneficiaries are the surviving primary beneficiaries you named. If no primary beneficiary survives you, your beneficiaries are the surviving contingent beneficiaries you named. The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you’ve provided for these beneficiaries to receive unequal shares.
The death benefit will be paid to your estate in one sum if:
A) you name your estate as beneficiary; or
B) none of your beneficiaries survives you; or
C) at your death you had never named a beneficiary.

Provided however, if the contract Owner is an Individual Retirement Account Trust, and the Owner has not named a beneficiary, the death benefit will be paid in accordance with instructions provided by the Owner, or if no instructions are provided paid directly to the Owner. If distributions to a named beneficiary are barred by operation of law, the portion of the death benefit payable to such beneficiary will be paid to your estate.

43. Methods of payment are the ways in which the beneficiaries may receive the death benefit. The one-life annuity method is available only to beneficiaries who are natural persons who have not attained age [90] as of the date annuity payments are to begin. The single-sum payment method is available from your Traditional Annuity and Real Estate Account accumulations; the one-life annuity method is available from the Traditional Annuity only. A beneficiary can, however, transfer Real Estate Account accumulations to the Traditional Annuity in order to receive that portion of the death benefit under the one-life annuity method. A beneficiary can also transfer accumulations to CREF in order to receive that portion of the death benefit under a method of payment offered by CREF. Such transfer can be for all of the accumulation applicable to that beneficiary, or for any part thereof not less than [$1,000].

You may choose the method of payment and change your choice at any time before payments begin. After your death, your beneficiaries may change the method chosen by you, if you so provide. If you do not choose a method of payment, your beneficiaries will choose upon becoming entitled to payments. If the amount of the death benefit due to any one beneficiary is less than [$5,000], TIAA may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method. The right to elect a method or change such election is subject to the distribution requirements described in Part J and may be limited in accordance with section 78. Any choice of method or change of such choice must be made by written notice to TIAA, as explained in section 80.
Generally, the distribution of the death benefit under any method of payment must be made over the lifetime, or a period not to exceed the life expectancy, of the designated beneficiary.
The distribution of the death benefit under a method of payment must be made in such a form and begin at such date as meets the requirements of the IRC and the regulations thereunder. If such method of payment has not been chosen to begin by that date, we will elect a method of payment in accordance with the requirements of the IRC and any regulations thereunder.
The following are the methods of payment:

Single-sum payment. The death benefit will be paid to the beneficiary in one sum.

One-life annuity. A payment will be made to the beneficiary each month for life. A guaranteed period of 10 or 20 years may be included. If a guaranteed period isn’t included, all payments will cease at the death of the beneficiary. If a guaranteed period is included and the beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 45.

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Your TIAA Non-Qualified Deferred Annuity Contract

44. The amount of death benefit payments will be determined as of the date payments are to begin by:

A) the amount of your Traditional Annuity accumulation applied to the method of payment;
B) the rate schedule or schedules under which any premiums and internal transfers were applied to your Traditional Annuity accumulation;
C) the method of payment chosen for the death benefit; and
D) if the method chosen is the one-life annuity, the age of the beneficiary.
If any method chosen would result in payments of less than [$100], TIAA will have the right to require a change in choice that will result in payments of at least [$100].
If different rate schedules apply to different parts of your Traditional Annuity accumulation, the portion applied to provide the death benefit chosen will be allocated among the parts on a pro-rata basis.

45. Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed period will be paid to the payee named by you or the beneficiary to receive them, by written notice to TIAA as explained in section 82. The commuted value of these payments may be paid in one sum unless we are directed otherwise.

If no payee has been named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary’s estate.
If a payee receiving these payments dies before the end of the guaranteed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

PART H: INTERNAL TRANSFERS

46. Availability of internal transfers. You may transfer between your Traditional Annuity accumulation and your Real Estate Account accumulation. In addition, you may transfer all or part of your Traditional Annuity accumulation or your Real Estate Account accumulation to your companion CREF certificate. If you have an accumulation in your companion CREF certificate, you may transfer from that certificate to this contract. TIAA reserves the right to limit internal transfers from each of your Traditional Annuity accumulation and your Real Estate Account accumulation to not more than one in a calendar quarter. TIAA reserves the right to limit internal transfers to your Traditional Annuity accumulation to no more than [$300,000], or another amount established by TIAA and applied on a basis that is not unfairly discriminatory, in any calendar year. TIAA reserves the right to stop accepting internal transfers to the Traditional Annuity and/or internal transfers to the Real Estate Account at any time. Any internal transfer to or from CREF is subject to the terms of your companion CREF certificate and CREF’s Rules of the Fund.

47. Amount of internal transfer. You can transfer all of your Traditional Annuity accumulation or your Real Estate Account accumulation, or any part of either account not less than [$1,000]. If you choose to transfer from your Traditional Annuity accumulation, the amount to be transferred will be reduced by any surrender charge in accordance with the applicable rate schedule or schedules.

An internal transfer reduces the accumulation from which it is paid by the amount transferred, including any surrender charge. If you transfer from your Traditional Annuity accumulation and different rate schedules apply to different parts of the accumulation, the reduction will be allocated among the parts on a pro rata basis.

48. Effective date of internal transfer. An internal transfer will be effective as of the end of the business day in which we receive your written request for an internal transfer. You may defer the effective date of the internal transfer until any business day following the date on which we receive your written request. TIAA will determine all values as of the end of the effective date. You can’t revoke a request for an internal transfer after its effective date. TIAA may defer the effective date of an internal transfer from the Traditional Annuity for up to six months.

49. Systematic transfers. You may elect to have transfers made on a systematic basis. Systematic transfers may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-monthly transfers are made twice a

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month, with the second payment scheduled 14 days after the first payment. You choose which day the transfer will be made, except that if the date of a scheduled transfer is not a business day, the transfer will be made on the following business day. Transfers will continue until you tell us to stop or your Traditional Annuity accumulation or Real Estate Account accumulation is insufficient to support the transfer. Systematic transfers are subject to all the provisions described above for transfers, except that a reduced minimum amount of [$100] applies to such transfers.

50. Crediting internal transfers. Internal transfers to your Traditional Annuity accumulation are credited to the Traditional Annuity as of the end of the effective date of the internal transfer and begin participation in the Traditional Annuity as of the following day. Internal transfers to your Real Estate Account accumulation purchase accumulation units as of the end of the effective date of the internal transfer.

51. Additional restrictions on transfers into the Real Estate Account. For the purposes of this section, an internal funding vehicle transfer is the movement of accumulations among or between any of the following:

A) your Traditional Annuity accumulation
B) your Real Estate Account accumulation
C) your Investment Account accumulation
D) your companion CREF certificate
E) any other funding vehicle accumulation you may have which is administered by TIAA or CREF on the same record-keeping system as this contract.

However, an internal funding vehicle transfer does not include any of the following:
A) Systematic withdrawals and transfers (SWATs)
B) Automatic rebalances
C) Any transaction arising from a TIAA sponsored advice product or service
D) Transfer Payout Annuity (TPA) payments directed to the Real Estate Account.

You may not apply internal funding vehicle transfers to your Real Estate Account accumulation if after giving effect to such transfer the total value of your Real Estate Account accumulation under this contract and any other TIAA annuity contract or certificate issued to you would exceed a threshold amount of [$150,000]. Any internal funding vehicle transfer which cannot be applied pursuant to this rule will be rejected in its entirety and we will communicate such rejection to you. The total value of your Real Estate Account accumulation under this contract and any other TIAA annuity contract or certificate issued to you already exceeds the threshold amount; you will not be required to reduce such accumulation to a level at or below the threshold.
The Real Estate Account accumulation unit values used in applying this provision will be those calculated as of the valuation day proceeding the day on which the proposed transfer is to be effective. For the purpose of this provision, the total value of your Real Estate Account accumulation will include the value of any pending internal funding vehicle transfers into your Real Estate Account accumulation under any TIAA annuity contract or certificate issued to you.
TIAA reserves the right in the future to increase or decrease the threshold dollar amount associated with this provision. However, the threshold amount will never be less than [$100,000]. If, as of the effective date of such a change in the threshold amount, the total value of your Real Estate Account accumulation under this contract and any other TIAA annuity contract or certificate issued to you already exceeds the new threshold amount, you will not be required to reduce such accumulation to a level at or below the new threshold. TIAA also reserves the right in the future to include among the restricted transactions any of the categories currently excluded above or to include any categories of transactions associated with administrative or other services that may be introduced in the future. Any such future changes will only affect transactions with effective dates on or after the effective date of such change. You will be given at least two months advance written notice of any such change.
Nothing in this section shall be construed to limit TIAA’s right to stop accepting premiums and/or internal transfers to the Real Estate Account at any time.

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PART I: LUMP-SUM BENEFITS
52. Availability of the lump-sum benefit. You may, subject to the limits described below, withdraw as a lump-sum benefit all of your Traditional Annuity accumulation or Real Estate Account accumulation, or any part thereof not less than [$1,000]. TIAA reserves the right to limit lump-sum benefits from each of your Traditional Annuity accumulation and your Real Estate Account accumulation to not more than one in a calendar quarter.

53. Effective date of a lump-sum benefit. Any choice of lump-sum benefit must be made by written notice to TIAA on or before your contract’s maturity date, as explained in section 80. A lump-sum benefit will be effective as of the business day on which we receive, in a form acceptable to TIAA, your request for a lump-sum benefit.

You may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive your request in accordance with the above requirements. TIAA will determine all values as of the end of the effective date. You can’t revoke a request for a lump-sum benefit after its effective date.
TIAA may defer the payment of a Traditional Annuity lump-sum benefit for up to six months.

54. Payment of a lump-sum benefit. A lump-sum benefit may be paid:

A) to you as a cash withdrawal; or
B) if the Owner is an Individual Retirement Account Trust, to another funding vehicle as a direct transfer or rollover under federal tax law.

55. Amount of a lump-sum benefit. If you choose a lump-sum benefit from your Traditional Annuity accumulation, we will pay the portion of your Traditional Annuity accumulation you choose, less any surrender charge in accordance with the applicable rate schedule or schedules. If you choose a lump-sum benefit from your Real Estate Account accumulation, we will pay the portion of your Real Estate Account accumulation you choose.

Payment of a lump-sum benefit reduces the accumulation from which it is paid by the amount chosen, including any surrender charge. If you choose a lump-sum benefit from your Traditional Annuity accumulation and different rate schedules apply to different parts of your accumulation, the reduction will be allocated among the parts on a pro-rata basis.

56. Systematic withdrawals. You may elect to have lump-sum benefits made on a systematic basis. Systematic withdrawals may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-monthly withdrawals are made twice a month, with the second payment scheduled 14 days after the first payment. You choose which day the lump-sum benefit will be paid, except that if the date of a scheduled lump-sum benefit is not a business day, it will be paid on the following business day. Withdrawals will continue until you tell us to stop or until the remaining portion of your Traditional Annuity or Real Estate Account accumulation is insufficient to support the withdrawal. Systematic withdrawals are subject to all the provisions described above for lump-sum benefits, except that a reduced minimum amount of [$100] applies.

57. Systematic withdrawals to pay financial advisor fees. In addition to the systematic withdrawals described above, you may authorize a series of systematic withdrawals to pay the fees of a financial advisor for services related to the management of accumulations under this contract and/or its companion CREF certificate. Systematic withdrawals to pay the fees of a financial advisor are subject to all provisions applicable to systematic withdrawals.

PART J: DISTRIBUTION REQUIREMENTS

58. Application of Distribution Requirements. Your contract will in all events be interpreted and administered in accordance with IRC section 72(s).

59. Death of Any Owner before Annuity Starting Date. If any Owner of this contract dies while this contract is in force and before the annuity starting date, the following provisions apply:

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A) If the sole beneficiary under the contract is the deceased Owner’s surviving spouse, this contract may continue and no death benefit will be paid. A sole beneficiary who is the deceased Owner’s spouse may also choose not to continue the contract and to be paid the death benefit in a lump sum within five years of the deceased Owner’s date of death. [The contract will automatically continue if a deceased Owner’s spouse who is the sole beneficiary under the contract does not make a death benefit election within 60 days of the date we receive due proof of death.] If the contract is continued, the deceased Owner’s spouse will become the new Owner of the contract and, if the deceased Owner was also the annuitant, the deceased Owner’s spouse will also be the annuitant.

B) A beneficiary who is a death benefit payee may elect to have payments distributed over the lifetime of such beneficiary, or over a period not extending beyond such beneficiary’s life expectancy, provided that payments begin within one year after the date of the deceased Owner’s death.

C) In all other cases, the death benefit will be distributed to those beneficiaries who are death benefit payee(s) in a lump sum within five years of the deceased Owner’s death.

D) If the deceased Owner was also an annuitant, the death benefit will be paid pursuant to the distribution provisions in this Death of Any Owner Before the Annuity Starting Date provision, in lieu of any contract distribution provision regarding the payment of the death benefit when an annuitant who is not an Owner dies before the annuity starting date.

60. Death of Any Owner on or After Annuity Starting Date. If any Owner dies on or after the annuity starting date but before all benefits under this contract have been distributed, any income benefit remaining will be distributed at least as rapidly as under the income option in effect at the time of the deceased Owner’s death.

PART K: GENERAL PROVISIONS

61. Non-Natural Owner. If any Owner of this contract is not an individual (for example, a trust or corporation), the death or change of any annuitant shall be treated as the death of the Owner and the annuitant will be used for purposes of calculating payments, benefits and other measuring periods as applicable under this contract.

62. Insulation of the separate account. TIAA owns the assets in separate account VA-2. To the extent permitted by law, the assets of the separate account will not be charged with liabilities arising out of any other business TIAA may conduct. All income, investment gains and investment losses of the separate account, whether or not realized, will be credited to or charged against only that account without regard to TIAA’s other income, gains or losses.

63. Minimum Benefits for the Separate Account. Any paid-up annuity, cash surrender value or death benefits that may be available under the contract are not less than the minimum benefits required by Section 7 of the Model Variable Annuity Regulation, model #250.

64. Deletion of the Real Estate Account. TIAA may delete the Real Estate Account. If you own accumulation units in the Real Estate Account and it is deleted, you must transfer them to your Traditional Annuity accumulation or to your companion CREF certificate. If you don’t tell us where to transfer your accumulation units, we’ll transfer them to the CREF Money Market Account under your companion CREF certificate.

65. Report of accumulation. At least once each year, we will provide you with a report for the calendar year just ended at no charge. You may request more than one report during the year at a charge not to exceed [$50] per report. Such report will show the beginning and end dates of the current report period; the value of your accumulation at the beginning and end of the current report period; the amounts that have been credited or debited to your accumulation during the current report period; the cash surrender value at the end of the current report period; and the amount of death benefit at the end of the current report period.

66. Ownership. You own this contract. During your lifetime, you may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

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67. No loans. This contract does not provide for loans.

68. Assignment or transfer. You may assign this contract, unless the Owner is an Individual Retirement Account Trust. Any assignment, unless otherwise specified by the Owner, shall take effect on the date the notice of assignment is signed, subject to any payments made or actions taken by the Company prior to receipt of this notice. The rights of the Owner(s), annuitant, any second annuitant, any beneficiaries and any other person to receive benefits under this contract will be subject to the terms of any assignment and are effective as of the date the assignment is signed subject to any payments or other actions taken by TIAA prior to receipt of notice of such assignment. You should consult your tax advisor before making any assignment of this contract.

If the Owner is an Individual Retirement Account Trust, neither you nor any other person may Your TIAA Non-Qualified Deferred Annuity Contract
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assign, pledge, or transfer ownership of this contract or any benefits under its terms. Any such action will be void and of no effect.

69. Exclusive benefit. If the Owner is an Individual Retirement Account Trust, this contract is established for the exclusive benefit of the Individual Retirement Account Trust Owner or his beneficiaries.

70. Protection against claims of creditors. The benefits and rights accruing to you or any other person under this contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

71. Non-forfeiture of benefits. Amounts payable under this contract will not be less than the minimum required by the NAIC Standard Nonforfeiture Law for Individual Deferred Annuities (Model #805). Your accumulation and any benefits purchased cannot be forfeited under this contract.

72. Payment to an estate, trustee, etc. TIAA reserves the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that isn’t a natural person. TIAA won’t be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this contract.

If you designate a trustee of a trust as beneficiary, TIAA is not obliged to inquire into the terms of the underlying trust or any will.
If death benefits become payable to the designated trustee of a testamentary trust, but:
A) no qualified trustee makes claim for the benefits within nine months after your death; or
B) evidence satisfactory to TIAA is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise, payment will be made to the executors or administrators of your estate.
If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise, payment will be made to the executors or administrators of your estate.
Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy TIAA’s payment obligations under this contract to the extent of such payment.

73. Service of process upon TIAA. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States or Puerto Rico provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove or transfer such action or suit to another court.

74. Benefits based on incorrect data. If the amount of benefits is determined by data as to a person’s age or, except in Montana, sex that is incorrect, the benefits payable will be such as the premiums paid would have

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purchased based on the correct data. Any amounts underpaid by TIAA based on the incorrect data will be paid at the time the correction is made. Any amounts overpaid by TIAA based on the incorrect data will be charged against the payments due after the correction is made. Any amounts so paid or charged will include compound interest at the effective annual rate of [6%].

75. Proof of survival. TIAA reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of this contract is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, TIAA will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life annuity TIAA has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment has been recovered.

76. Conformity with Interstate Insurance Product Regulation Commission (IIPRC) Standards This contract was approved under the authority of the IIPRC and issued under the Commission standards.
Any provision of this contract that, on the provision’s effective date, is in conflict with IIPRC standards for Individual Deferred Non-Variable and Individual Deferred Variable Annuity Contracts is hereby amended to conform to such standards as of the provision’s effective date.

77. Compliance with laws and regulations. TIAA will administer your contract to comply with the restrictions of all federal laws and regulations pertaining to the terms and conditions of your contract. You cannot elect any benefit or exercise any right under your contract if the election of that benefit or exercise of that right is prohibited under an applicable federal law.

The choice of income options and effective dates, annuity starting date, beneficiaries or second annuitant, method of payment of the death benefit and effective date, and the availability of internal transfers and lump-sum benefits as set forth in this contract are subject to the applicable restrictions and distribution requirements of the IRC, and any rulings and regulations issued under the IRC.

78. Right to amend. TIAA reserves the right to change this contract from time to time in order to comply with the IRC and the regulations. If you do not agree to such a change, this contract may fail to be an annuity contract for tax purposes. When required by law, TIAA will obtain the approval for such amendment from any appropriate regulatory authority.

79. Reliance on information from you. TIAA is entitled to rely on information you provide regarding any premium you remit to this contract. TIAA shall be held harmless for any action taken in reliance on such information.

80. Procedure for elections and changes. You (or your beneficiaries after your death) have to make any choice or changes available under your contract in a form acceptable to TIAA at our home office in New York, NY, or at another location that we designate. If you (or your beneficiaries after your death) send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed by the Owner, unless otherwise specified by the Owner, and is subject to any payments made or actions taken by us prior to receipt of notice.
If the Owner is an Individual Retirement Account Trust, neither you nor any other person may assign, pledge, or transfer ownership of this contract or any benefits under its terms. Any such action will be void and of no effect.
For purposes of determining the crediting dates of premiums and effective dates of transactions, premiums and requests will only be deemed to have been received when they are received by TIAA, or its appropriately designated agent, in good order, in accordance with procedures established by TIAA or as required by law. TIAA reserves the right to limit the number of transactions that you may make effective on a single business day

81. Change of Ownership. You may change the Owner of this contract, unless the Owner is an Individual Retirement Account Trust. Any change in ownership, unless otherwise specified by the Owner, shall take effect on the date the notice of change is signed, subject to any payments made or actions taken by the Company prior to receipt of this notice.

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If the Owner is an Individual Retirement Account Trust, neither you nor any other person may transfer ownership of this contract or any benefits under its terms. Any such action will be void and of no effect.

82. Correspondence and requests for benefits. No notice, application, form, or request for benefits will be deemed to be received by us unless it is received at our home office in New York, NY, or at another location that we designate. All benefits are payable at our home office or at another location that we designate. If you have any questions about this contract or inquiries about our service, or if you need help to resolve a problem, you can contact us at the address or telephone number below.
TIAA
[730 Third Avenue
New York, NY 10017-3206
Telephone: 800 842-2733]

83. Change of rate schedule. We may, at any time and from time to time, substitute a new rate schedule for the one then effective in your contract. A new rate schedule will apply only to benefits arising from any premiums and internal transfers applied to the Traditional Annuity while such rate schedule is in effect. Any change in the rate schedule will not affect the amount of benefits purchased prior to the change by any premiums and internal transfers applied to the Traditional Annuity. Any change in the interest rate credited before your annuity starting date or your prior death is subject to the minimum rate specified under the IIPRC standards. Any change in the charge for expenses or contingencies, or in the surrender charge, must comply with IIPRC standards. A change in the rate schedule will be made only after we have given you three months’ written notice of the change. Any such change will also be made to all other contracts written on this contract form.

Any new rate schedule will specify:
A) the charges for expenses and contingencies;
B) the interest rates and the mortality bases used for determining benefits arising from amounts applied to the Traditional Annuity; and
C) any applicable surrender charges on lump-sum benefits and internal transfers arising from amounts applied to the Traditional Annuity.

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Teachers Insurance and Annuity Association of America
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]
TIAA Non-Qualified Deferred Annuity Contract
RATE SCHEDULE

A. Rates applicable to premiums and internal transfers applied to the Traditional Annuity.

The benefits bought by any premiums and internal transfers applied to the Traditional Annuity while this rate schedule is in effect will be computed on the basis described below. This basis applies to such amounts for as long as such amounts remain in the Traditional Annuity. Any guaranteed interest and additional amounts credited to the Traditional Annuity accumulation will purchase benefits calculated on the same basis that is applicable to the premiums or internal transfers that gave rise to such guaranteed interest and additional amounts:

(1) no deduction for expenses or contingencies, except for any premium taxes incurred by TIAA for your contract.

(2) interest from the end of the day on which the premium or internal transfer is credited, to the date that such amount is deducted from the Traditional Annuity accumulation, in accordance with section 31, as follows:

The minimum effective annual interest rate to be credited will be reset each [March 1]. The rate will be set equal to the CMT less 0.0125, rounded to the nearest 0.0005, provided however that the minimum rate will not be less than 1% nor greater than 3%. The CMT is the average five-year Constant Maturity Treasury Rate reported by the Federal Reserve for the calendar month of [January] preceding the reset date. We may make future changes to the reset date and/or to the choice of calendar month for which the average five-year Constant Maturity Treasury Rate will be used to set the CMT. Any such change will be effected only after obtaining approval from the Interstate Insurance Product Regulation Commission (IIPRC), and will also be made to all other contracts written on this form and delivered in that jurisdiction. Any such change will be made only after we have given you three months’ written notice.

(3) for one-life annuities and two-life annuities, annuity payments based on interest at the effective annual rate of [2%] after the date that payments begin, and mortality according to the Annuity 2000 Mortality Table (TIAA Merged Gender Mod C), with ages set back three months for each completed year between January 1, 2000 and the date that annuity payments begin, as illustrated in the accompanying chart.

[A surrender charge of [0%] will be assessed against any of the following paid from the portion of your Traditional Annuity accumulation arising from premiums and internal transfers applied to the Traditional Annuity while this rate schedule is in effect:

(1) lump-sum benefits paid to you as a cash withdrawal;
(2) lump-sum benefits paid to another funding vehicle as a direct transfer under federal tax law;
(3) internal transfers; and
(4) rollovers.]

OR

[A surrender charge, as shown in the table below, will be assessed against any of the following paid from the portion of your Traditional Annuity accumulation arising from premiums and internal transfers applied to the Traditional Annuity while this rate schedule is in effect:

(1) lump-sum benefits paid to you as a cash withdrawal;
(2) lump-sum benefits paid to another funding vehicle as a direct transfer under federal tax law; ICC16-IRA-RS
(3) internal transfers; and
(4) rollovers.

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Surrender Charge:
Year 1: [0]
Year 2: [0]
Year 3: [0]
Year 4: [0]
Year 5: [0]
Year 6: [0]
Year 7: [0]
Years 8+: [0]]

Betterment of rates. When you or your beneficiaries begin benefits under a one-life or two-life annuity, we will compute any benefits provided by the portion of your Traditional Annuity accumulation resulting from amounts applied to the Traditional Annuity while this rate schedule is in effect on the basis stated above, or, if it produces a larger guaranteed benefit, on the basis in use for any single premium immediate annuities then being offered by TIAA for contracts of the same class as this contract.

Guaranteed Annual Amount of Income Benefits from the Traditional Annuity
Under the One-Life Annuity with 10-Year Guaranteed Period Option
Provided by an Accumulation of $10,000
Assuming a premium tax rate of 0%
One-twelfth of the amount shown is payable each month

Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments	Adjusted Age When Payments Begin	Annual Amount of Monthly Benefit Payments
40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56	$305.99 $309.20 $312.54 $316.02 $319.65 $323.43 $327.38 $331.50 $335.79 $340.27 $344.94 $349.82 $354.90 $360.20 $365.73 $371.50 $377.52	57 58 59 60 61 62 63 64 65 66 67 68 69 70 71 72 73	$383.81 $390.38 $397.25 $404.44 $411.96 $419.85 $428.13 $436.82 $445.95 $455.55 $465.65 $476.29 $487.50 $499.31 $511.75 $524.86 $538.66	74 75 76 77 78 79 80 81 82 83 84 85 86 87 88 89 90	$553.18 $568.43 $584.44 $601.22 $618.78 $637.13 $656.25 $676.14 $696.74 $718.03 $739.91 $762.31 $785.11 $808.15 $831.28 $854.30 $877.00

The yearly payments shown above are those that result from the application of an accumulation of $10,000 (assuming a premium tax rate of 0%) in the Traditional Annuity to the specified income option when the annuitant has attained an adjusted age as shown, but has not passed the date on which that adjusted age was attained by as much as one month.

The annuitant’s adjusted age equals the annuitant’s actual age minus three months for each completed year between January 1, 2000 and the date that payments begin. All ages used in computing benefits are calculated in completed years and months. Payments beginning at ages other than those shown, and under other income options, are computed on the basis stated in the rate schedule. For accumulations other than $10,000, payments will be proportionate.

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